Issuer Free Writing Prospectus dated May 13, 2019

Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated May 6, 2019

Registration No. 333-230945

PIMCO Mortgage Income Trust Inc.

50,000,000 Shares of Common Stock

This free writing prospectus relates to the initial public offering of shares of common stock, $0.01 par value per share, of PIMCO Mortgage Income Trust Inc. and updates the preliminary prospectus dated May 6, 2019 (the “Initial Preliminary Prospectus”), included in the Registration Statement on Form S-11 (File No. 333-230945) as filed with the Securities and Exchange Commission (the “SEC”) on May 6, 2019 (the “Registration Statement”). On May 13, 2019, PIMCO Mortgage Income Trust Inc. filed Amendment No. 2 to the Registration Statement (“Amendment No. 2”), which includes an update to the Initial Preliminary Prospectus, which we refer to as the “Updated Preliminary Prospectus.” Amendment No. 2, including the Updated Preliminary Prospectus, may be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1742691/000119312519144717/d606518ds11a.htm

The Updated Preliminary Prospectus updates certain information that had previously been provided as of and for the period ended December 31, 2018 to as of and for the period ended March 31, 2019. Section and page references in the below refer to the sections and pages of the Initial Preliminary Prospectus. Defined terms used in this free writing prospectus but not defined herein have the meanings ascribed to them in the Updated Preliminary Prospectus.

1. The seventh and eight sentences in the second paragraph in the section of the Preliminary Prospectus entitled “Our Manager and the Management Agreement—Historical Performance of PIMCO” appearing on page 147 has been updated as follows:

As of March 31, 2019, three of the eight private investment vehicles had been completed and the remaining five had approximately 3,351 investors, approximately $11.0 billion in total net assets and total assets of approximately $9.2 billion in residential mortgage-related assets. As of March 31, 2019, the approximately $208 billion in total net assets of the 19 remaining prior programs made up approximately 12.5% of PIMCO’s approximately $1.76 trillion in total net assets under management.

2. The first and second paragraph of the section of the Preliminary Prospectus entitled “Our Manager and the Management Agreement—Historical Performance of PIMCO—Private Fund H” appearing on page 160 has been updated as follows:

Private Fund H. Private Fund H is a private investment vehicle organized as a Delaware limited partnership that is closed to new investors. PIMCO has managed Private Fund H since Private Fund H’s inception on November 14, 2016. At March 31, 2019, Private Fund H had total net assets of approximately $2.9 billion. Private Fund H has total capital contributions of $2.9 billion, representing 62.6% of total capital commitments as of March 31, 2019. As of March 31, 2019, total commitments were $4.2 billion. The investment objective of Private Fund H is to seek to provide investors with attractive long-term returns by having broad discretion to invest principally in (or otherwise gain exposure to) performing, sub-performing, re-performing or non-performing loans and other private credit assets; structured products, securitizations and other asset-backed securities; residential and commercial real estate; and/or investments in public and private equity securities, equity-linked securities and/or debt instruments of companies and other entities. At March 31, 2019, Private Fund H had allocations to our Target Assets as follows: approximately 58% to residential mortgage-related assets, as a percentage of Private Fund H’s total assets.

Measured on an annualized internal rate of return basis the net performance of the fund from inception through March 31, 2019 is 11.7%. Such performance has been calculated net of all fees (including management fees and administration fees), expenses (including any expenses associated with leverage) and realized and unrealized carried interest and is shown since the date of the initial capital call (November 14, 2016). Such performance represents the annualized internal rate of return for the period indicated, based on capital contributions by investors, distributions to investors and the residual value of unrealized investments. Such performance has been calculated on the basis of both net cash flows generated from the disposition of realized investments and, with respect to unrealized investments, estimated net cash flows as though such investments were disposed of at their valuations determined as of March 31, 2019. Such performance may have changed since such date and is likely to change over the fund’s life. Actual returns on unrealized investments are likely to vary from the valuations used to calculate performance, and such variations may be significant.

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS: 0001742691.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS, WHICH IS PRELIMINARY AND SUBJECT TO COMPLETION) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.

YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CONTACTING CREDIT SUISSE SECURITIES (USA) LLC TOLL-FREE AT +1-800-221-1037.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.